51 E. Hines Hill Road | Boston Heights, Ohio 44236 440.439.7700 | arhaus.com August 12, 2022 Tim Kuckelman Dear Tim: I am very pleased to make you this offer to work for Arhaus. We believe that you will make an immediate contribution to the executive leadership team in your role as Chief Operating Officer. The details of the offer are outlined below. Position Chief Operating Officer Direct Manager John Reed, CEO Start Date/ Orientation Date September 26, 2022 Please arrive at the corporate office at 9:00 am on your start date. Please bring acceptable documents to prove your eligibility to work in the United States (for a list of documents review Form I-9). Annual Salary $460,000 Bonus You will be eligible for the Annual Corporate Salaried Bonus Plan. Your target bonus is 60 % of your annual salary. If achieved, the bonus will be paid in the 1st Quarter of 2023 and will be prorated based on your time in the position. You must be actively at work on the date that the bonus is paid and in good standing in order to qualify for payment. Stock You are being granted stock awards under the Arhaus, Inc. 2021 Equity Incentive Plan. The awards are in the form of restricted stock units (RSUs) and performance share units (PSUs) and the details of your grant are captured below. Additional details will be forthcoming. Target Performance Share Units: 37,500 Restricted Stock Units: 12,500 Total Units: 50,000 Relocation Package We want to make your move as easy as possible so we are providing you with the following relocation benefit: $40,000 before taxes and withholdings and movement of your personal goods through one of our 3PL providers. If you leave Arhaus for any reason within 12 months of your start date,

51 E. Hines Hill Road | Boston Heights, Ohio 44236 440.439.7700 | arhaus.com you will be required to repay the Company for all of the Company-paid costs associated with your relocation. In addition to any other remedies available to the Company, your signature below authorizes the Company to withhold this repayment from any sums due to you, including your final paycheck(s). Benefits You and your eligible dependents will be offered the opportunity to participate in the Company’s benefit programs. To view specific plan information, please visit: https://arhausbenefits.com/. Benefits are effective the first of the month after 30 days of employment. Detailed instructions for enrollment in our programs will be provided via email. Paid Time Off You will be eligible for vacation days, personal days, and Company holidays to the extent and under the terms of the Company’s policies. Prorated for 2022: after 30 days in role, you will be eligible for 10 days paid time off, in line with the paid time off policy. In 2023, you will be eligible for 25 days of PTO. Please refer to the Employee Handbook for PTO policy details. Executive Severance Should Arhaus choose to terminate your employment with the Company for any reason other than Cause (as defined below), or should you voluntarily resign from your employment with the Company for Good Reason (as defined below) you will be entitled, at the time of such termination or resignation, to the payment of a lump sum equal to the sum of: (a) 50% of the greater of (X) $460,000 or (Y) your highest base salary rate prior to such termination or resignation; plus (b) a COBRA stipend covering the six-month period immediately following such termination or resignation. Your lump sum payment will be subject to you signing a standard Arhaus employee severance agreement. Notwithstanding the provisions of the foregoing paragraph, if you voluntarily resign from your employment with the Company for any reason other than Good Reason, you will not receive the lump sum payment or stipend set forth in the paragraph above. For purposes of this letter and the severance entitlement set forth above, “Cause” means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty to the Company; or (iii) the willful and continued failure to substantially perform your duties for the Company (other than as a result

51 E. Hines Hill Road | Boston Heights, Ohio 44236 440.439.7700 | arhaus.com of incapacity due to physical or mental illness). For purposes of this paragraph, an act, or failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”. For purposes of this letter and the severance entitlement set forth above, “Good Reason” means the occurrence of one or more of the following events arising without your express written consent, but only if you notify the Company in writing within thirty (30) days following our awareness of the occurrence of the event and the event remains uncured for at least fifteen (15) days after such notice: (i) a reduction in your base salary and/or Target Bonus potential; (ii) a diminution in your employee benefits from those provided to other executives at a similar level, as such benefits may be modified from time to time; (iii) a material diminution in your authority, duties or responsibilities; or (iv) the Company requires you to be based anywhere other than within fifty (50) miles of Boston Heights, Ohio. Arhaus is an at-will employer which means that either you or the Company can terminate your employment at any time for any reason. As such, this offer does not constitute an employment contract for specific terms or for a specified duration. The descriptions of the benefits and bonus programs (if applicable) contained in this letter are informational summaries. The Company reserves the right to change benefit programs at any time and all bonuses are discretionary. This offer is contingent upon both a successful background verification and your authorization to work in the United States. Several forms will need to be completed by you prior to, or on the day you begin employment with us. You will be contacted on how to access our Associate on-boarding system. The team and I look forward to working with you at Arhaus, and expect that you will be a valuable asset to the company. Sincerely, Dawn Phillipson Chief Financial Officer On Behalf of: John Reed